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
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
                          Raytel Medical Corporation
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                                     [LOGO]

                               FEBRUARY 18, 1999

TO OUR SHAREHOLDERS

        RE: SOLICITATION BY STATE OF WISCONSIN INVESTMENT BOARD

     By now you probably have received a letter from the State of Wisconsin Investment Board ("SWIB") urging you to vote against a proposal contained in our recent Proxy Statement to increase the number of shares reserved for issuance under our 1990 Stock Option Plan (the "1990 Plan") by 400,000 shares (the "Share Proposal"). The Share Proposal will be considered at Raytel's Annual Meeting of Stockholders on February 25, 1999.

     WHILE WE RESPECT THE RIGHT OF OUR STOCKHOLDERS TO DISAGREE WITH MANAGEMENT AND THE BOARD OF DIRECTORS AND TO COMMUNICATE THEIR VIEWS TO OTHER STOCKHOLDERS, SWIB'S LETTER CONTAINS STATEMENTS THAT ARE MATERIALLY INCORRECT AND MISLEADING AND WHICH WE FEEL OBLIGATED TO CORRECT.

     SWIB states that Raytel management has modified two of its incentive plans, the 1990 Plan and the 1995 Outside Directors Stock Option Plan (the "1995 Plan"), to require stockholder approval for any future option repricing. SWIB then goes on to warn stockholders that Raytel has retained the ability to reprice options under its 1983 Incentive Stock Option Plan (the "1983 Plan"). These statements are untrue and misleading for several reasons:

     - The 1990 Plan is the Only Plan That is Relevant. In our conversations with SWIB, we discussed amending the 1990 Plan to limit Raytel's ability to reprice options in the future. We did not discuss with SWIB the need to make such amendments to either the 1983 Plan or the 1995 Plan. Had they asked, we would have pointed out that the 1983 Plan has terminated, that, therefore, Raytel cannot grant new options under the 1983 Plan, and that the 1995 Plan is a non-discretionary, "formula" plan under which nonemployee directors are granted a specified number of options periodically and under which the Board never had the discretion to reprice.

     - Raytel Did Not Agree to Seek Stockholder Approval for "Any
       Repricing". What SWIB requested was an amendment to the 1990 Plan which would require stockholder approval of any future option repricing unless, in connection with such repricing, the terminated options were removed from the option plan pool, thereby becoming unavailable for future option grants. Raytel conditionally agreed to such an amendment.

     - Raytel's Agreement was Conditioned on a Commitment by SWIB. Raytel's commitment to amend the 1990 Plan was made during a telephone conference call in which Raytel management, a majority of its Board of Directors, and its outside counsel participated. Raytel's agreement to amend the 1990 Plan was specifically conditioned upon SWIB's commitment, made directly to Raytel's Board of Directors that SWIB would not solicit in opposition to the Share Proposal.

     In a subsequent conversation, SWIB released Raytel from its commitment to modify the 1990 Plan since SWIB acknowledged that it had not honored its commitment to Raytel.

     RAYTEL AND ITS BOARD OF DIRECTORS HAVE RECONSIDERED THESE ISSUES AFTER RECEIVING THE OPPOSITION SOLICITATION. RAYTEL HAS DETERMINED THAT IT IS STILL IN THE BEST INTEREST OF ITS STOCKHOLDERS TO GO FORWARD WITH THE AMENDMENT OF THE 1990 PLAN TO LIMIT FUTURE OPTION REPRICING TO SITUATIONS WHERE STOCKHOLDER APPROVAL HAS BEEN OBTAINED OR THE REPRICED OPTIONS ARE REMOVED FROM THE OPTION POOL.

     In considering the Share Proposal, we hope that you will take into account Raytel's commitment to amend the 1990 Plan to limit future option repricing, as well as the importance of Raytel's stock option plans to the Company's ongoing ability to attract and retain key employees. In the competitive environment in which Raytel operates it must be able to offer options to new middle management employees and periodically grant additional options to provide continuing incentive to existing management. The Share Proposal will provide Raytel with important tools to keep your company competitive.
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     If you have any questions concerning these issues or wish to change a vote that you have already submitted, please contact our General Counsel, Michael Kokesh, at (650) 349-0800. For a complete description of the Share Proposal and other proposals to be presented at the annual meeting, please review the proxy statement previously provided to you. If you have not already voted, please take the time to vote on our proposals. Because of SWIB's solicitation in opposition to the Share Proposal, Raytel has retained the proxy solicitation firm of MacKenzie Partners, Inc., at a cost of $3,000 plus expenses, to assist management. You may also call MacKenzie Partners at (800) 322-2885 with any questions.

Sincerely,

/s/ Richard F. Bader

Richard F. Bader
Chairman and Chief Executive Officer